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                                                 Exhibit (i)(4)



                       SEWARD & KISSEL LLP
                     ONE BATTERY PARK PLAZA
                    NEW YORK, NEW YORK 10004

                    Telephone: (212) 574-1200
                    Facsimile: (212) 480-8421
                         www.sewkis.com


                                            February 2, 2001


Alliance Institutional Reserves, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

         We have acted as counsel for Alliance Institutional Reserves, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite number of shares of Class A Common Stock, Class B Common Stock and
Class C Common Stock of the Company's New York Tax-Free Portfolio (the "Portfolio"), par value $ .0005 per share (each, a "Class" and collectively, the "Shares"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Companys Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") on February 2, 2001 (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i)(4). We have examined the Charter and By-laws of the Company and all amendments and supplements thereto and have relied upon a certificate of an officer of the Company certifying the resolutions of the Board of Directors of the Company authorizing the creation and sale and issuance of the Shares. We have also examined and relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

         Based on such examination, we are of the opinion that the Shares of the Portfolio to be offered for sale pursuant to the Registration Statement are, to the extent of the respective numbers of Shares of the relevant Classes of the Portfolio



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authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

         We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bar in the State of New York and the District of Columbia.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information-Counsel" in the Part B thereof. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                       Very truly yours,



                                       /s/ Seward & Kissel LLP
























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